Exhibit (h)(4)

FORM OF AMENDED APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

Class of Shares of Beneficial Interest	Distribution Fee	Service Fee
Institutional Class I Common Shares	N/A	N/A
Advisory Class D Common Shares	N/A	0.25%
Brokerage Class T Common Shares	0.25%	0.25%
Brokerage Class T-I Common Shares	0.25%	0.25%
Brokerage Class U Common Shares	0.25%	0.25%

Agreed to and accepted as of [ ], 2019.

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

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